Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2012 RESULTS, INCLUDING TWO JUBILEE LIFTINGS

DALLAS, Texas, November 5, 2012 — Kosmos Energy (NYSE: KOS) announced today financial and operating results for the third quarter of 2012. The Company reported a net loss attributable to common shareholders of $36 million, or $0.10 per basic and diluted share. Included in the results for the third quarter of 2012 was a $25 million pre-tax charge related to the Company’s oil derivative contracts. For the third quarter of 2011, Kosmos reported net income attributable to common shareholders of $52 million, or $0.13 per basic and diluted share.

Highlights for the quarter ended September 30, 2012, include:

•                  Sold approximately two million barrels of oil net to Kosmos

•                  Performed two additional successful acid treatments on Jubilee production wells

•                  Exited the quarter with Jubilee production of over 85,000 barrels of oil per day (Bopd) gross

•                  Discovered Wawa, a new crude oil and gas-condensate field on the Deepwater Tano Block

•                  Successfully flow-tested the Akasa-1 well on the West Cape Three Points Block, indicating productive capacity in excess of 10,000 Bopd

•                  Substantially completed a 3,800 square kilometer 3D seismic program on Blocks 42 and 45, offshore Suriname

•                  Closed the acquisition of an additional 18.75 percent interest in the Foum Assaka Block, offshore Morocco, increasing the Company’s participating interest to 56.25 percent

•                  Executed an agreement to acquire an additional 37.5 percent interest in the Essaouira Block, offshore Morocco, which will increase the Company’s participating interest to 75 percent, subject to final government approvals

Brian F. Maxted, Chief Executive Officer, commented, “Kosmos’ third quarter results were led by strong, sustained production and a number of key exploration successes throughout our portfolio. Jubilee continues to perform at a high level as we advance towards first production from the Phase 1A development. We anticipate submitting the Plan of Development for our second oil project in the near future, and our exploration drilling plans include two exciting upcoming prospects in Ghana, with Okure currently drilling and the Sapele prospect following shortly. In other areas, our teams are preparing to spud the Sipo prospect in Cameroon by the end of the year, and we recently completed a 3D seismic acquisition on our blocks offshore Suriname. In addition, we were able to materially grow our leading acreage position in the Agadir Basin, offshore Morocco. As we close in on the end of 2012, we’ve made great progress in all areas of our business, readying Kosmos for significant future success.”

Third quarter 2012 oil revenues were $222 million versus $230 million in the same quarter of 2011, on sales of nearly two million barrels of oil for each period. The average third quarter 2012 realized oil price was approximately $112 per barrel versus $116 in the third quarter of 2011, excluding the impact of the Company’s strategic hedging program. At the end of September 2012, the Company was in a net underlift position of approximately 128,000 barrels of oil since field startup.

Production expense for the third quarter of 2012 was $45 million, with over 60 percent of the amount related to the Company’s production enhancement program for Phase 1 wells at the Jubilee field. During 2012, highly successful acid stimulation treatments have been performed on five of the nine Phase 1 production wells. The third quarter 2012 amount expensed includes costs from the last three procedures performed. Excluding these costs, production expense was $8.53 per barrel sold. The reduction from the third quarter 2011 per barrel rate is primarily attributable to the purchase of the Jubilee floating production, storage and offloading vessel (FPSO) at year-end 2011, which capitalized the asset and ceased all forward lease payments.

Exploration expense in the third quarter of 2012 was $37 million, with the majority of the amount resulting from the Company’s 3D seismic program offshore Suriname. General and administrative (G&A) expense was $41 million for the third quarter of 2012. Consistent with prior periods, approximately 50 percent of the G&A total related to non-cash, equity-based compensation expense. Depletion and depreciation expense was $64 million in the third quarter of 2012, or $32.14 per barrel sold. The per barrel increase, versus the third quarter of 2011, is a result of the purchase of the Jubilee FPSO and the ongoing capital spending for development of the Jubilee field. In addition, the recording of year-end 2011 reserves impacted the 2012 depletion rate.

Derivative expense for the third quarter of this year was approximately $25 million, which represents the mark to market of the Company’s oil derivative contracts as of September 30, 2012.  Since the end of the second quarter of 2012, Kosmos has added new hedge positions for 2013 production totaling 3.5 million barrels of oil.

Income tax expense for the third quarter of 2012 was approximately $26 million, with the majority of the amount resulting from the Company’s Ghana operations.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2012 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas in Africa and South America. The Company’s asset portfolio includes existing production, major discoveries and exploration prospects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Mauritania, Morocco and Suriname and onshore Cameroon. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although the Company believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to the Company. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings.  The Company’s SEC filings are available on the Company’s website at www.kosmosenergy.com.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Brad Whitmarsh

+1.214.445.9772

bwhitmarsh@kosmosenergy.com

Kosmos Energy Ltd.

Consolidated Statement of Operations

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues and other income:
Oil and gas revenue	$222,375	$230,262	$450,360	$446,914
Interest income	137	2,492	1,165	7,459
Other income	725	91	930	735
Total revenues and other income	223,237	232,845	452,455	455,108

Costs and expenses:
Oil and gas production	44,873	24,185	71,791	58,481
Exploration expenses	37,359	11,005	93,904	104,657
General and administrative	40,666	39,093	114,788	72,140
Depletion and depreciation	63,794	42,593	128,442	88,960
Amortization - deferred financing costs	2,194	2,194	6,582	13,999
Interest expense	20,213	16,581	43,717	55,239
Derivatives, net	24,529	(4,984)	26,407	5,250
Loss on extinguishment of debt	—	—	—	59,643
Doubtful accounts expense	—	—	—	(39,782)
Other expenses, net	(64)	(79)	728	(18)
Total costs and expenses	233,564	130,588	486,359	418,569

Income (loss) before income taxes	(10,327)	102,257	(33,904)	36,539
Income tax expense	25,923	50,481	64,730	48,505

Net income (loss)	(36,250)	51,776	(98,634)	(11,966)

Accretion to redemption value of convertible preferred units	—	—	—	(24,442)

Net income (loss) attributable to common shareholders/unit holders	$(36,250)	$51,776	$(98,634)	$(36,408)

Net income (loss) per share attributable to common shareholders:
Basic	$(0.10)	$0.13	$(0.27)
Diluted	$(0.10)	$0.13	$(0.27)
Pro forma basic				$(0.03)
Pro forma diluted				$(0.03)

Weighted average number of shares used to compute net (income) loss per share:
Basic	373,448	368,996	371,140
Diluted	373,448	369,341	371,140
Pro forma basic				349,792
Pro forma diluted				349,792

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$399,650	$673,092
Receivables	222,067	310,155
Other current assets	120,354	129,234
Total current assets	742,071	1,112,481

Property and equipment, net	1,490,400	1,377,041
Other noncurrent assets	86,689	62,412
Total assets	$2,319,160	$2,551,934

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$128,231	$278,006
Accrued liabilities	64,693	37,194
Other current liabilities	24,722	24,407
Total current liabilities	217,646	339,607

Long-term liabilities:
Long-term debt	1,000,000	1,110,000
Deferred tax liability	88,027	47,608
Other noncurrent liabilities	41,263	33,993
Total long-term liabilities	1,129,290	1,191,601

Total shareholders’ equity	972,224	1,020,726
Total liabilities and shareholders’ equity	$2,319,160	$2,551,934

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Activities:
Net income (loss)	$(36,250)	$51,776	$(98,634)	$(11,966)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	65,988	44,787	135,024	102,959
Deferred income taxes	18,420	39,467	51,867	37,176
Unsuccessful well costs	120	4,528	19,357	87,845
Non-cash change in fair value of derivatives	13,833	(1,190)	13,847	16,946
Cash settlements on derivatives	(11,674)	(1,161)	(18,755)	(4,779)
Equity-based compensation	19,364	20,144	58,215	29,264
Doubtful accounts expense	—	—	—	(39,782)
Loss on extinguishment of debt	—	—	—	59,643
Other	2,756	916	7,739	1,939
Changes in assets and liabilities:
Net changes in working capital	(83,132)	53,380	(18,550)	(12,099)
Net cash provided by (used in) operating activities	(10,575)	212,647	150,110	267,146

Investing activities:
Oil and gas assets	(84,606)	(75,335)	(272,681)	(282,098)
Other property	(2,118)	(1,081)	(9,030)	(1,928)
Notes receivable	—	667	—	4,448
Restricted cash	(23,882)	1,265	(23,089)	85,551
Net cash used in investing activities	(110,606)	(74,484)	(304,800)	(194,027)

Financing activities:
Borrowings under long-term debt	—	—	—	1,393,000
Payments on long-term debt	(110,000)	(300,000)	(110,000)	(1,438,000)
Net proceeds from the initial public offering	—	—	—	580,374
Purchase of treasury stock	—	—	(8,378)	—
Deferred financing costs	880	—	(374)	(52,466)
Net cash provided by (used in) financing activities	(109,120)	(300,000)	(118,752)	482,908

Net increase (decrease) in cash and cash equivalents	(230,301)	(161,837)	(273,442)	556,027
Cash and cash equivalents at beginning of period	629,951	818,279	673,092	100,415
Cash and cash equivalents at end of period	$399,650	$656,442	$399,650	$656,442